SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission
☒	Definitive Proxy Statement		only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LIVEPERSON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 9, 2008

Dear LivePerson Stockholders:

On behalf of the Board of Directors of LivePerson, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, June 10, 2008 at 10:00 a.m. (Eastern Daylight time) at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel: 212-391-0088).

The purposes of this meeting are:

•	the election of two directors;

•	the ratification of the Audit Committee’s appointment of BDO Seidman, LLP as our independent registered public accounting firm; and

•	to act upon such other business as may properly come before the Annual Meeting.

You will find attached a Notice of Annual Meeting of Stockholders and a Proxy Statement that contain more information about the matters to be considered at the Annual Meeting. Please give all of this information your careful attention. The Board of Directors recommends a vote FOR the director nominees pursuant to Item 1 in the Notice and a vote FOR the proposal listed as Item 2 in the Notice.

You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your Proxy Card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

The Proxy Statement and the enclosed Proxy Card are first being mailed on or about May 9, 2008 to stockholders entitled to vote. Our 2007 Annual Report to Stockholders is being mailed with the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert P. LoCascio
Chairman of the Board and
Chief Executive Officer

LIVEPERSON, INC.

462 Seventh Avenue, 3rd Floor
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. ON JUNE 10, 2008

TO THE STOCKHOLDERS OF LIVEPERSON, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of LivePerson, Inc., a Delaware corporation (the “Company”), will be held at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel: 212-391-0088) on Tuesday, June 10, 2008 at 10:00 a.m. (Eastern Daylight time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1)	To elect two Class II directors to serve until the 2011 Annual Meeting of Stockholders or in each case until such director’s successor shall have been duly elected and qualified;

(2)	To ratify the Audit Committee’s appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on May 5, 2008 (“record date”) will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

Timothy E. Bixby
President, Chief Financial Officer and Director

New York, New York
May 9, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

LIVEPERSON, INC.

462 Seventh Avenue, 3rd Floor
New York, New York 10018

PROXY STATEMENT

General

This Proxy Statement is furnished to the stockholders of record of LivePerson, Inc., a Delaware corporation (“LivePerson” or the “Company”), as of the record date, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, June 10, 2008, and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. (Eastern Daylight time) at the Courtyard by Marriott Hotel (Manhattan Times Square South), Meeting Room A, 114 West 40th Street, New York, New York 10018 (Tel: 212-391-0088). This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about May 9, 2008 to all stockholders entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

Voting

The specific matters to be considered and acted upon at the Annual Meeting are:

(i)	the election of two directors;

(ii)	the ratification of the Audit Committee’s appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(iii)	to act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These matters are described in more detail in this Proxy Statement.

On the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, 47,175,139 shares of the Company’s Common Stock were issued and outstanding. No shares of the Company’s Preferred Stock, par value $0.001 per share, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors.

The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is present, the two nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as Class II Directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of the Class II directors.

Proposals other than for the election of the Class II directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.

Proxies

If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a signed and returned Proxy Card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the Class II directors proposed by the Board, unless the authority to vote for the election of such directors is withheld. In addition, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in this Proxy Statement and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices at 462 Seventh Avenue, 3rd Floor, New York, New York 10018, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

In order to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2009 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before January 9, 2009. In addition, under the Company’s bylaws, any proposal for consideration at the 2009 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on February 10, 2009 and the close of business on March 12, 2009, and is otherwise in compliance with the requirements set forth in the Company’s bylaws. The proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

The Company’s Fourth Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. At the annual meeting of stockholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director’s term will be subject to the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The Board consists of six persons, as follows:

Class I (current term ends upon 2010 Annual Meeting)	Class II (current term ends upon this Annual Meeting)	Class III (current term ends upon 2009 Annual Meeting)
Emmanuel Gill	Steven Berns	Kevin C. Lavan
William G. Wesemann	Timothy E. Bixby	Robert P. LoCascio

The term of office for the two Class II directors listed above expires at the Annual Meeting. The Board has selected Messrs. Berns and Bixby, the current Class II directors, as nominees for Class II directors whose term of office will expire at the 2011 Annual Meeting of Stockholders.

Messrs. Berns and Bixby have agreed to be named as nominees and to continue to serve as directors, if elected, and management has no reason to believe that they will be unavailable to serve. If either Mr. Berns or Mr. Bixby is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messrs. Berns and Bixby. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

Required Vote

The Class II directors shall be elected by the affirmative vote of a plurality of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Nominees for Term Ending upon the 2011 Annual Meeting of Stockholders (Class II)

Steven Berns, 43, has been a director since April 2002. Since November, 2007, Mr. Berns has been the Chief Financial Officer of TradeWeb, LLC, a leading over-the-counter, multi-asset class online marketplace for electronic securities trading and trade processing. From November, 2005 until July, 2007, Mr. Berns served as President, Chief Financial Officer and a director of MDC Partners Inc., a marketing communications company. From September 2004 until November 2005, Mr. Berns was Vice Chairman and Executive Vice President of MDC Partners. From August 1999 until September 2004, Mr. Berns was Senior Vice President and Treasurer of The Interpublic Group of Companies, Inc., an organization of advertising agencies and marketing services companies. Before that, Mr. Berns held a variety of positions in finance at Revlon, Inc. from April 1992 to August 1999, becoming Vice President and Treasurer in 1996. Prior to joining Revlon, Mr. Berns worked at Paramount Communications Inc. and at a predecessor public accounting firm of Deloitte & Touche. Mr. Berns has also served as a director and member of the Audit and Nominating and Corporate Governance Committees of Sielox, Inc. since October, 2004. Mr. Berns is a Certified Public Accountant, and received a M.B.A. from New York University and a B.S. from Lehigh University.

Timothy E. Bixby, 43, has been a director since October 1999. Mr. Bixby has served as our Chief Financial Officer since June 1999, and our President since March 2001. In addition, Mr. Bixby was an Executive Vice President from January 2000 until March 2001 and our Secretary from October 1999 until April 2007. From March 1999 until May 1999, Mr. Bixby was a private investor. From January 1994 until February 1999, Mr. Bixby was Vice President of Finance for Universal Music & Video Distribution Inc., a manufacturer and distributor of recorded music and video products, where he was responsible for internal financial operations, third party distribution deals and strategic business development. From October 1992 through January 1994, Mr. Bixby was Associate Director, Business Development, with the Universal Music Group. Prior to that, Mr. Bixby spent three years in Credit Suisse First Boston’s mergers and acquisitions group as a financial analyst. Mr. Bixby received a M.B.A. from Harvard University and an A.B. from Dartmouth College.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. BERNS AND BIXBY.

Continuing Directors for Term Ending upon the 2011 Annual Meeting of Stockholders (Class I)

Emmanuel Gill, 69, has been a director since July 2001. Since 1999, Mr. Gill has been President and Chief Executive Officer of Gilbridge Holdings Ltd., a private company which invests in Israeli technology start-up businesses and assists them in entering the United States market. Mr. Gill was a director of our subsidiary HumanClick Ltd., which we acquired in October 2000. Between 1979 and 1999, Mr. Gill was President and Chief Executive Officer of Elbit Ltd., an Israeli manufacturer of electronics for the defense, communications and medical industries. In 1996, Elbit completed a strategic spin-off, forming three separate publicly-traded companies, and Mr. Gill remained Chairman of each of the Elbit spin-offs until forming Gilbridge in 1999. Mr. Gill received a B.S. from the Technion, Israel Institute of Technology.

William G. Wesemann, 51, has been a director since November 2004. Since October 2002, Mr. Wesemann has been an independent consultant. Between January 2001 and October 2002, Mr. Wesemann was Chief Executive Officer of NextPage, Inc., a provider of document management systems. Between August 2000 and January 2001, Mr. Wesemann was Chief Executive Officer of netLens Inc., which was acquired by NextPage and offered a peer-to-peer platform for creating distributed applications. Between May 1996 and May 2000, Mr. Wesemann was Vice President of Sales of Genesys Telecommunications Laboratories, Inc., a leader in computer-telephony integration. Mr. Wesemann received a B.A. from Glassboro State College (now called Rowan University).

Continuing Directors for Term Ending upon the 2010 Annual Meeting of Stockholders (Class III)

Kevin C. Lavan, 55, has been a director since January 2000. Since August 2007 Mr. Lavan has been an independent consultant. From November 2004 until August 2007, Mr. Lavan served advertising agencies affiliated with MDC Partners, Inc. in various capacities. Between October 2000 and November 2004, Mr. Lavan served as an independent consultant to marketing services organizations. In addition, between January 2001 and September 2002, Mr. Lavan was President and Chief Operating Officer of NowMarketing, Inc., formerly known as Elbit VFlash, Inc. From March 1999 until October 2000, Mr. Lavan was an Executive Vice President of Wunderman, the direct marketing and customer relationship marketing division of Young & Rubicam Inc. From February 1997 to March 1999, Mr. Lavan was Senior Vice President of Finance at Young & Rubicam. From 1984 to February 1997, Mr. Lavan held various positions at Viacom Inc., including Controller, and Chief Financial Officer for Viacom’s subsidiary, MTV Networks. Mr. Lavan is a Certified Public Accountant. Mr. Lavan received a B.S. from Manhattan College.

Robert P. LoCascio, 39, has been our Chief Executive Officer and Chairman of our Board of Directors since our inception in November 1995. In addition, Mr. LoCascio was our President from November 1995 until January 2001. Mr. LoCascio founded our Company as Sybarite Interactive Inc., which developed a community-based web software platform known as TOWN. Before founding Sybarite Interactive, through November 1995, Mr. LoCascio was the founder and Chief Executive Officer of Sybarite Media Inc. (known as IKON), a developer of interactive public kiosks that integrated interactive video features with advertising and commerce capabilities. Mr. LoCascio was named a New York City 2001 Ernst & Young Entrepreneur of the Year finalist. Mr. LoCascio received a B.B.A. from Loyola College.

Director Independence

The Board of Directors has affirmatively determined that a majority of its directors (Messrs. Berns, Gill, Lavan and Wesemann) are independent under the listing standards of The Nasdaq Stock Market.

Board Committees and Meetings

The Board of Directors held five meetings during the fiscal year ended December 31, 2007, which we refer to in this Proxy Statement as the 2007 Fiscal Year, and also acted by unanimous written consent on one occasion. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. In the 2007 Fiscal Year, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director served (in each case for meetings held during the period in the 2007 Fiscal Year for which such director served).

Directors who are not members of the Company’s management meet at regularly scheduled executive sessions without members of management present. At least two of these meetings each year are to include only those directors who are independent under the current listing standards of The Nasdaq Stock Market. Currently, all non-employee directors are independent.

All members of the Board of Directors are encouraged to attend the Company’s annual meeting of stockholders. At the 2007 Annual Meeting, two of our directors attended.

Audit Committee

The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The members of the Audit Committee are Mr. Berns, Mr. Gill and Mr. Lavan (Chair). Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee held five meetings during the 2007 Fiscal Year.

The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Lavan satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is an “audit committee financial expert” as defined by the SEC.

Compensation Committee

The Compensation Committee of our Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee also performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The members of the Compensation Committee are Mr. Berns (Chair), Mr. Gill and Mr. Wesemann. Each member of the Compensation Committee is independent, as independence is defined for purposes of Compensation Committee membership by the listing standards of Nasdaq. The Compensation Committee deliberated as needed during regularly scheduled board meetings during the 2007 Fiscal Year and acted by written consent as needed during the 2007 Fiscal Year.

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee annually reviews competitive compensation data prepared by Culpepper and Associates, a provider of worldwide salary surveys and benchmark data for compensation and employee benefit programs in the technology industry, as well as compensation data made publicly available by peer group companies. The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The Board established a Nominating and Corporate Governance Committee as of April 24, 2008. The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become Board members, recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees, reviewing and making recommendations to the Board with respect to management succession planning, developing and recommending to the Board corporate governance principles, and overseeing evaluation of the Board as needed.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under “Director Nomination Process.”

The members of our Nominating and Corporate Governance Committee are Messrs. Berns, Gill, Lavan and Wesemann (Chair). Each member of the Nominating and Corporate Governance Committee is independent, as defined under the rules of the Nasdaq Stock Market.

Director Nomination Process

The processes established by our Nominating and Corporate Governance Committee Charter to identify and evaluate director candidates include requests to Board members and others for recommendations, evaluation of biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board, all on an as-needed basis from time to time.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Specific weighting is not assigned to the criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Prior to April 2008, a majority of the independent directors of the Board recommended and evaluated nominees for director. The independent directors of the Board, in carrying out the nomination function, did not operate under a charter. Each of the directors of the Board who carried out the nomination function in the 2007 Fiscal year was independent, as defined by the listing standards of Nasdaq.

Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to LivePerson’s Corporate Secretary, pursuant to the procedures set forth under “Communicating with the Board of Directors” and subject to the deadline set forth under “Deadline for Stockholder Proposals.” The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and LivePerson’s bylaws. Our bylaws can be accessed in the “Company—-About Us—Investor Relations” section of our web site at www.liveperson.com.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to LivePerson, Inc. at 462 Seventh Avenue, 3rd Floor, New York, New York 10018, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.

Corporate Governance Documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes of conduct can be accessed in the “Company—-About Us—Investor Relations” section of our web site at www.liveperson.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies may be obtained by writing to LivePerson, Inc., 462 Seventh Avenue, 3rd Floor, New York, New York 10018, Attention: Investor Relations. Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of LivePerson’s certificate of incorporation and bylaws, can also be accessed in the “Company—-About Us—Investor Relations” section of our web site.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding Common Stock as of April 21, 2008, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock;

•	each of our executive officers named in the section of this Proxy Statement titled “Summary Compensation Table”;

•	each of our directors and director nominees; and

•	each of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 21, 2008 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 47,143,639 shares of Common Stock outstanding at April 21, 2008 (excluding shares held in treasury). Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned.

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Outstanding
5% Stockholders
FMR LLC(3)	6,383,998	13.5%
Gilder, Gagnon, Howe & Co. LLC(4)	3,797,320	8.1%
Janus Capital Management LLC(5)	3,623,700	7.7%
Bridger Management, LLC(6)	2,757,538	5.8%
Anchorage Capital Master Offshore, Ltd.(7)	2,593,873	5.5%

Named Executive Officers and Directors
Robert P. LoCascio(8)	5,058,213	10.7%
Timothy E. Bixby(9)	1,279,550	2.6%
Eli Campo(10)	75,000	*
James J. Dicso(11)	177,500	*
Kevin T. Kohn(12)	141,750	*
Steven Berns(13)	30,000	*
Emmanuel Gill(14)	1,140,403	2.4%
Kevin C. Lavan(15)	51,000	*
William G. Wesemann(16)	115,000	*

Directors and Executive Officers as a group (12 persons)(17)	8,294,616	16.8%

* Less than 1%.

(1)	Unless noted otherwise, the business address of each beneficial owner is c/o LivePerson, 462 Seventh Avenue, 3rd Floor, New York, New York 10018.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(3)
Based solely on our review of the Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC (“FMR”), whose address is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 6,368,798 shares as a result of acting as investment advisor to various investment companies (the “Fidelity Managed Portfolios”). Edward C. Johnson 3d, Chairman of FMR (“Mr. Johnson”), and FMR, through Fidelity and the Fidelity Managed Portfolios, each has sole power to dispose of the 6,368,798 shares owned by the Fidelity Managed Portfolios.

Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Managed Portfolios, which power resides with the Fidelity Managed Portfolios’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Managed Portfolios’ Boards of Trustees.

Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 15,200 shares as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 15,200 shares and sole power to vote or to direct the voting of no shares owned by the institutional accounts managed by PGATC.

(4)
Based solely on our review of the Schedule 13G/A filed with the SEC on February 14, 2007 by Gilder, Gagnon, Howe & Co. LLC (“GGHC”), whose address is 1775 Broadway, 26th Floor, New York, New York 10019. GGHC shares power to dispose or to direct the disposition of all of the shares listed above, which include 3,517,357 shares held in customer accounts over which partners and/or employees of GGHC have discretionary authority to dispose of or direct the disposition of the shares, 216,058 shares held in accounts owned by the partners of GGHC and their families, and 63,905 shares held in the account of the profit-sharing plan of GGHC, over which GGHC has sole voting power.

(5)
Based solely on our review of the Schedule 13G/A filed with the SEC on February 14, 2008 by Janus Capital Management LLC (“Janus Capital”) and Janus Venture Fund, each of whose address is 151 Detroit Street, Denver, Colorado 80206. Janus Capital has an indirect 86.5% ownership stake in Enhanced Investment Technologies LLC (“INTECH”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC ("Perkins Wolf"). Due to the above ownership structure, holdings for Janus Capital, INTECH and Perkins Wolf were aggregated for purposes of the Schedule 13G/A filing. As a result of its role as investment adviser or sub-adviser to various investment companies and to individual and institutional clients (the “Janus Managed Portfolios”), Janus Capital may be deemed to be the beneficial owner of 3,623,700 shares held by the Janus Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the shares held in the Janus Managed Portfolios and disclaims any ownership associated with such rights. Janus Venture Fund is one of the Janus Managed Portfolios to which Janus Capital provides investment advice and is the beneficial owner of 3,140,420 shares.

(6)
Based solely on our review of the Schedule 13G filed with the SEC on March 17, 2008 by Bridger Management, LLC (“Bridger Management”) and Roberto Mignone (“Mr. Mignone”), each of whose address is 90 Park Avenue, 40th Floor, New York, New York 10016. Mr. Mignone is the managing member of Bridger Management, LLC. Bridger Management and Mr. Mignone may be deemed beneficial owners of 2,757,538 shares and share power to vote or to direct the vote of or dispose or to direct the disposition of all of the shares listed above.

(7)
Based solely on our review of the Schedule 13G/A filed with the SEC on February 14, 2008 by Anchorage Capital Master Offshore, Ltd. (“Anchorage Offshore”), Anchorage Advisors, L.L.C. (“Anchorage Advisors”), Anchorage Advisors Management, L.L.C. (“Anchorage Management”), Anthony L. Davis (“Mr. Davis”) and Kevin M. Ulrich (“Mr. Ulrich”), each of whose address is 610 Broadway, 6th Floor, New York, New York 10012. Anchorage Advisors is the investment advisor to Anchorage Offshore. Anchorage Management is the sole managing member of Anchorage Advisors. Mr. Davis is the President of Anchorage Advisors and a managing member of Anchorage

Management, and Mr. Ulrich is the Chief Executive Officer of Anchorage Advisors and the other managing member of Anchorage Management. Each Anchorage Offshore, Anchorage Advisors, Anchorage Management, Mr. Davis and Mr. Ulrich may be deemed beneficial owner of 2,593,873 shares.

(8)	Includes 201,250 shares of Common Stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 21, 2008.

(9)	Includes 1,192,000 shares of Common Stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 21, 2008.

(10)	Consists of shares of Common Stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 21, 2008.

(11)	Consists of shares of Common Stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 21, 2008.

(12)	Consists of shares of Common Stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 21, 2008.

(13)
Consists of 30,000 shares of Common Stock issuable upon exercise of presently exercisable options, which, if exercised, include 15,000 shares of Common Stock subject to repurchase rights by us that lapse within 60 days of April 21, 2008.

(14)
Includes 236,949 shares of Common Stock held by Gilbridge Holdings Ltd., an entity over which Mr. Gill indirectly exercises control. Also includes 35,000 shares of Common Stock issuable upon exercise of presently exercisable options, which, if exercised, include 15,000 shares of Common Stock subject to repurchase rights by us that lapse within 60 days of April 21, 2008.

(15)
Consists of 45,000 shares of Common Stock issuable upon exercise of presently exercisable options, which, if exercised, include 15,000 shares of Common Stock subject to repurchase rights by us that lapse within 60 days of April 21, 2008.

(16)
Consists of 75,000 shares of Common Stock issuable upon exercise of presently exercisable options, which, if exercised, include 15,000 shares of Common Stock subject to repurchase rights by us that lapse within 60 days of April 21, 2008.

(17)
Includes 2,198,700 shares of Common Stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 21, 2008, which, if exercised, include 60,000 shares of Common Stock subject to repurchase rights by us that lapse within 60 days of April 21, 2008. Includes holdings of all Directors and Executive Officers as a group including Executive Officers not listed above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than ten percent of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports which LivePerson has received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for the 2007 Fiscal Year, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the 2007 Fiscal Year, LivePerson believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock, except for the following filings made after the time allotted: Messrs. Bixby, Berns, Gill, Lavan and Wesemann each filed a late Form 4 relating to an option grant, Mr. Gill filed a late Form 4 and amendment covering two transactions, and Mr. LoCascio filed an amended Form 5 regarding a gift of shares inadvertently omitted from his original Form 5.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The executive officers of LivePerson, and their ages and positions as of April 21, 2008, are:

Name	Age	Position
Robert P. LoCascio	39	Chief Executive Officer and Chairman of the Board
Timothy E. Bixby	43	President, Chief Financial Officer and Director
Eli Campo	42	Executive Vice President, GM, Technology Operations - Tel Aviv
James J. Dicso	39	Senior Vice President, Enterprise Sales and Services
Monica L. Greenberg	39	Senior Vice President, General Counsel
Kevin T. Kohn	42	Executive Vice President of Marketing
Michael I. Kovach	39	Senior Vice President, Corporate Controller
Philippe Lang	42	Senior Vice President, Small Business

Biographies for Messrs. LoCascio and Bixby follow the table listing our directors. Biographies for our other executive officers are included below.

Eli Campo has been our Executive Vice President, GM, Technology Operations - Tel Aviv since February 2007. From May 2005 until January 2007, Mr. Campo was the General Manager for Shopping.com, Israel, where he was responsible for the research and development and content operations centers in Israel and Ireland. From May 2001 to May 2005, Mr. Campo was the Senior Vice President, Engineering and Operations at Shopping.com, where he was responsible for all technology and operations. Mr. Campo received a B.A. in Physics with honors from the Hebrew University, Jerusalem.

James J. Dicso has been our Senior Vice President, Enterprise Sales and Services since February 2008 and our Senior Vice President of Enterprise Sales since December 2004. From October 2002 to December 2004, Mr. Dicso was Regional Director of Sales for Witness Systems, Inc., a provider of contact center performance optimization software and services, where he was responsible for Northeast U.S., Canadian and U.S. Federal Government sales. From December 1994 to August 2002, Mr. Dicso worked for Parametric Technology Corporation (PTC), a developer of software to improve manufacturing competitiveness and product development processes, serving in a variety of positions, including Vice President for New Markets in Europe from October 2000 to August 2002. Before that, Mr. Dicso served in a variety of sales positions with Xerox Corporation from 1990 through December 1994. Mr. Dicso received a B.S. in Electrical Engineering from Villanova University.

Monica L. Greenberg has been our Senior Vice President, General Counsel since November 2006. From May 2004 until October 2006, Ms. Greenberg was a private investor. From April 2000 until April 2004, Ms. Greenberg served as Vice President, General Counsel and Senior Corporate Counsel of Nuance Communications, Inc. From January 1999 to March 2000, Ms. Greenberg was an independent consultant and principal of a small business. From July 1996 to December 1998, Ms. Greenberg was associated with the law firm of Wilson Sonsini Goodrich & Rosati in Palo Alto, California. From September 1994 to July 1996 Ms. Greenberg was associated with the law firm of Willkie Farr & Gallagher in New York, NY. Ms. Greenberg received a J.D. from Boston University School of Law where she was a member of the Boston University Law Review, and a B.A. from the University of Pennsylvania.

Kevin T. Kohn has been our Executive Vice President of Marketing since September 2004. From May 2003 to September 2004, Mr. Kohn was Vice President of Marketing and Business Development for RedDot Solutions Corporation, a provider of enterprise content management solutions. From March 2002 to May 2003, Mr. Kohn served as an independent consultant to various technology companies. From September 2000 to March 2002, Mr. Kohn was Executive Vice President, Americas for MediaSurface Inc., a provider of enterprise content management solutions, where he was responsible for establishing and expanding the British company’s presence in North America. Before that, Mr. Kohn worked for InterWorld Corp., TIBCO Software Inc. and Xerox Corporation. Mr. Kohn received a B.S. in Chemistry from Bucknell University.

Michael I. Kovach has been our Senior Vice President, Corporate Controller since April 2008, our Vice President, Corporate Controller since July 2002 and our Corporate Controller since September 1999. From June 1995 to September 1999, Mr. Kovach was Controller for DualStar Technologies Corp., a leading, publicly traded, mechanical contractor in New York. From December 1993 to June 1995, Mr. Kovach was a Senior Accountant in Grant Thornton’s audit practice. Before that, Mr. Kovach was a staff accountant for Konigsberg Wolf & Co. Mr. Kovach is a Certified Public Accountant and holds a B.S. in Accounting from the State University of New York at Geneseo.

Philippe Lang has been our Senior Vice President, Small Business since April 2008, and our Vice President, General Manager of Small Business since October 2003. From October 2000 to September 2003, Mr. Lang was our Vice President of Online Marketing. From November 1999 to September 2000, Mr. Lang was Chief Web Officer of HumanClick, a provider of online customer service solutions where he established US operations and was responsible for online marketing activities. From January 1998 to November 1999, Mr. Lang was President and founder of Langonline an Internet consultancy firm whose clients included National Semiconductor, Tektronics and the University of San Francisco. From April 1995 to December 1997, Mr. Lang was Director of Internet Services for Synon a provider of Enterprise software, where he managed their development of Internet Services including an advanced intranet and a highly interactive Web site. Mr. Lang received an Engineering degree from the Université de Technologie in Compiègne, France and an M.B.A. from Ecole Nationale des Ponts et Chaussées.

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for the Company’s performance, their individual performance, and for creating longer term value for stockholders. The primary objectives of the program are to:

•	align incentives, including bonus targets and performance metrics, with performance that creates stockholder value;

•	retain and encourage high potential team players to build a career at the Company; and

•	provide incentives that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management, the Compensation Committee has developed a compensation, bonus and benefits strategy designed to reward performance and reinforces a culture that the Compensation Committee believes will promote long-term success. The Company does not engage a compensation consultant. The Company relies heavily upon benchmarking criteria provided by a third party data service focused primarily on small and mid-sized technology companies, which are the most comparable peer group for the Company. The Company also relies on publicly available data regarding industry peer group companies.

The compensation program rewards team accomplishments as well as promoting individual accountability. Compensation depends primarily on Company results and individual performance against objectives. The goal of the program is to maintain a strong relationship between individual efforts, Company results and financial rewards.

A portion of total compensation is placed at risk through annual and long-term incentives. The combination of incentives is designed to balance annual operating objectives and Company earnings’ performance with longer-term stockholder value creation.

We seek to provide competitive compensation that is commensurate with performance. We target compensation within an appropriate range above and below the market median, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenure, seasoned managers. In addition, the vesting schedules attached to option awards (generally 25% per year over 4 years, time-based vesting) reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the elements of compensation for our executive officers. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board of Directors.

The Compensation Committee currently consists of three members of our Board of Directors, Steven Berns (Chair), Emmanuel Gill and William Wesemann, each of whom is “independent” as defined by the listing qualifications of The NASDAQ Stock Market and the applicable rules and regulations of the SEC.

The Compensation Committee reviews executive compensation annually, in conjunction with annual operational and financial planning for the upcoming fiscal year, and also periodically as needed for specific executive compensation issues that may arise at other times.

The Compensation Committee determines compensation for the Chief Executive Officer and the President in its sole discretion, and reviews and considers recommendations by the CEO and President when determining compensation for the other members of executive management.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant.

The Compensation Committee annually reviews competitive compensation data prepared by Culpepper and Associates, a provider of worldwide salary surveys and benchmark data for compensation and employee benefit programs in the technology industry, as well as publicly available data for industry peer group companies.

Compensation Structure

Pay Elements - Overview

The Company utilizes four main components of compensation:

•	Salary - fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.

•
Annual Incentive - variable pay that is designed to reward attainment of annual business goals. Executives qualify for an annual cash incentive payment based on a combination of Company and individual performance against objectives. In the case of executives whose primary objective is revenue generation, incentive compensation may take the form of commissions tied to revenue as well as other Company and individual performance metrics.

•
Long-Term Incentives - the Company’s equity-based incentive plan allows for awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards, including restricted stock units and deferred stock units. To date, the Company has used only stock options for long-term incentive awards.

•	Benefits and Perquisites - additional security or services, including medical, dental and life insurance benefits and retirement savings.

Pay Elements - Details

1. Salary

The Compensation Committee annually reviews officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practices. Salary adjustments are generally approved during the first quarter of the calendar year and implemented during the second quarter. Salary adjustments for 2008 were based on an evaluation of benchmarking data, company and individual performance, strategic achievements, market conditions and competitive practices, among other factors.

2. Annual Incentive Compensation

Annual incentive compensation for certain designated key employees is paid under a bonus plan for each year. The plan is designed to provide awards to such individuals as an incentive to contribute to both revenue growth and profitability on a team basis and as against individual objectives that relate to overall Company goals. Currently, all employees of the Company participate in either a bonus plan, or in the case of sales representatives, a commission plan tied primarily to revenue metrics.

Bonuses are contingent upon the attainment of certain performance targets established by the Compensation Committee, which may include:

•	earnings per share;

•	return on equity, assets or capital;

•	gross or net revenues;

•	earnings before interest, taxes plus amortization and depreciation (“EBITDA”);

•	attainment of strategic development objectives; or

•	such other goals established by the Committee.

Bonuses are typically paid in cash after the end of the performance period in which they are earned, as determined by the Compensation Committee.

The Company expects that the bonus payout in any given year for any individual will be between 50% and 150% of the individual’s target bonus. During the last three years, overall bonus payouts have approximated this range.

3. Long-term Incentives - Equity-Based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s 2000 Amended and Restated Stock Incentive Plan in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards, including, without limitation, restricted stock units (RSUs) and deferred stock units. All such grants are issued on the date they are approved by the Compensation Committee, except for new hires who are not employed at the time of grant, in which case the grant date is the first day of employment. The exercise price for stock options is the grant date closing market price per share. Historically, the Compensation Committee has granted stock options that provide for time-based vesting in four equal annual installments beginning on the first anniversary of the grant date.

The Company typically grants options upon initial hire for new employees, and once per year for existing employees. The annual option grant process for existing employees currently takes place in the first quarter of the calendar year.

The Compensation Committee has not granted other stock-based awards in the past. The Compensation Committee will evaluate the mix of stock options, restricted stock and other stock-based awards in the future to provide emphasis on preserving stockholder values generated in recent years while providing incentives for continuing growth in stockholder value.

The Compensation Committee delegates administrative aspects of stock option grants to management.

4. Other Benefits and Perquisites

The Company’s executive compensation program also includes other benefits and perquisites. These benefits include 401(k) plan accounts, Company-paid medical benefits and life insurance coverage. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Company currently does not match employee contributions to 401(k) plan accounts.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of security-oriented compensation, retention value and at-risk compensation which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the base compensation that the individual is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company, as well as incentives for executive retention. The mix of metrics used for the annual bonus plan and the Stock Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives.

Pay Levels and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. Among other sources, the Compensation Committee relies upon information publicly disclosed by Culpepper and Associates, a provider of worldwide salary surveys and benchmark data for compensation and employee benefit programs in the technology industry. The Compensation Committee also evaluates compensation practices at peer companies in the technology industry based on publicly available information.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee reviews and approves target total compensation opportunities for executives based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the salary and target annual incentive opportunity for each executive will be at least at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Post-Termination Compensation and Benefits

For certain executives, certain stock options are subject to vesting earlier than the time-based schedule in the event of a change of control of the Company and in certain cases, for termination without cause.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, capital improvements to existing properties, or other management objectives.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Steven Berns (Chair)
Emmanuel Gill
William G. Wesemann

Summary Compensation Table

The following table sets forth the compensation earned for all services rendered to us in all capacities in the 2007 Fiscal Year and our fiscal year ended December 31, 2006, which we refer to as our 2006 Fiscal Year, by our Named Executive Officers.

Following the table is a discussion of material factors related to the information disclosed in the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Robert P. LoCascio Chief Executive Officer	2007	275,000	—	—	147,969	155,000	—	3,462	581,431
	2006	275,000	—	—	105,160	125,000	—	4,651	509,811
Timothy E. Bixby President and Chief Financial Officer	2007	275,000	—	—	103,797	155,000	—	17,113	550,910
	2006	275,000	—	—	82,887	125,000	—	16,092	498,979
Eli Campo Executive Vice President, GM, Technology Operations - Tel Aviv (4)	2007	197,324	—	—	239,019	55,699	—	37,210	529,252
James J. Dicso Senior Vice President, Enterprise Sales and Services	2007	209,500	—	—	137,690	139,294	—	17,113	503,597
Kevin T. Kohn Executive Vice President, Marketing	2007	209,000	—	—	111,860	70,000	—	16,986	407,846

(1)
This column represents the charge recognized for financial statement reporting purposes with respect to the fair value of stock options granted to each Named Executive Officer allocated to service provided by the Named Executive Officer in the applicable year in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1(l) of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2007 Fiscal Year, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)
The performance-based, annual cash incentive bonuses earned in 2007 and paid in 2008 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2007 and those earned in 2006 and paid in 2007 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2006.

(3)
Amounts represent the value of perquisites and other personal benefits in the form of the Company’s contribution to group health insurance, life insurance, disability benefits and certain other customary and statutory benefits provided under Israeli law.

(4)
Payments to Mr. Campo were made using New Israeli Sheckels, or NIS. An average exchange rate of approximately US$1 / 4.07 NIS for the year Fiscal Year 2007 was used to calculate amounts for Mr. Campo with respect to amounts under “Salary” and “Non-Equity Incentive Plan Compensation.”

Employment Agreements for our Named Executive Officers

Robert P. LoCascio, our Chief Executive Officer, was employed pursuant to an employment agreement entered into as of January 1, 1999. After its initial term, which expired on December 31, 2001, our agreement with Mr. LoCascio extended automatically for one-year terms beginning on each of January 1 in 2002 and 2003. Beginning in 2004, Mr. LoCascio’s employment with us has been at will, but is otherwise subject to the terms of the employment agreement, unless we agree with Mr. LoCascio in writing to alter the terms. Pursuant to the agreement, Mr. LoCascio was entitled to receive an annual base salary of not less than $125,000 and an annual discretionary bonus. The Compensation Committee of our Board set Mr. LoCascio’s annual salary at $325,000, effective April 2008 and target incentive compensation for 2008 was set at $200,000. The agreement provided that if Mr. LoCascio is terminated by us without cause or Mr. LoCascio terminates his employment for “good reason,” we must pay him an amount equal to the amount of his salary for the 12 months following the date of termination, and the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred. These amounts are payable in three monthly installments beginning 30 days after his termination. Good reason for Mr. LoCascio includes a material change or diminution in his duties, a reduction in his salary or bonus under the agreement, if a purchaser of our assets does not assume the obligations of the Company under the agreement, or if his is relocated outside the New York metropolitan area. Pursuant to the agreement, for a period of one year from the date of termination of Mr. LoCascio’s employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.

Timothy E. Bixby, our President and Chief Financial Officer, is employed pursuant to an employment agreement entered into as of June 23, 1999, which shall continue until it is terminated by either party. Pursuant to the agreement, Mr. Bixby is entitled to receive an annual base salary of not less than $140,000 and an annual discretionary bonus. The Compensation Committee of our Board set Mr. Bixby’s annual salary at $325,000, effective April 2008 and target incentive compensation for 2008 was set at $200,000. Mr. Bixby is also eligible to receive long-term incentive awards determined by our Board consisting of options to purchase Common Stock. If, following a change of control of the Company, Mr. Bixby’s employment is terminated without cause or due to a “constructive discharge,” all of his options then outstanding will vest immediately, we must pay him a lump-sum amount equal to his annual salary plus the pro rata portion of the bonus he would have been entitled to receive for the year in which the termination occurred and he will be entitled to continue to receive healthcare benefits for one year following such a termination. If Mr. Bixby’s employment is terminated without cause or due to a “constructive discharge” not in connection with a change of control of the Company, we must pay Mr. Bixby his base salary for the 12 months following such a termination, his outstanding options will continue to vest under the original vesting schedule for such 12 month period and he will be entitled to continue to receive healthcare benefits for one year following such a termination. Constructive discharge for Mr. Bixby includes a reduction of his salary, material change in his functions and duties or responsibilities. Pursuant to the agreement, for a period of one year from the date of termination of Mr. Bixby’s employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.

Eli Campo, our Executive Vice President, GM, Technology Operations - Tel Aviv, and we have entered into a letter agreement, dated as of December 22, 2006, that confirmed the terms and conditions of Mr. Campo’s employment. Pursuant to the agreement, Mr. Campo is entitled to receive an annual base salary of 864,000 NIS and benefits in accordance with LivePerson’s existing standard practices and policies and to participate in LivePerson’s bonus plan under terms comparable to other LivePerson employees of a similar role and responsibility. Mr. Campo’s target incentive compensation for 2007 was 215,000 NIS. For our Fiscal Year 2007, the average exchange rate was approximately US$1 / 4.07 NIS. The agreement provides that Mr. Campo’s target incentive compensation in subsequent years will be determined by LivePerson but may not be less than 25% of his then-current annual base salary. Effective April 2008 Mr. Campo’s annual salary was set at 900,000 NIS, and target incentive compensation of 225,000 NIS was established for 2008. We make payments toward various employee benefits in accordance with the laws of the State of Israel. Mr. Campo must provide six months prior notice for a voluntary termination. If Mr. Campo’s full-time employment with us continues during the six month period following his notice of voluntary termination, he would be entitled to receive a the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred and his options that were scheduled to vest within six months following such termination would accelerate and be fully exercisable upon such termination. If Mr. Campo is terminated by us without cause or “constructively terminated,” he would be entitled to receive a lump-sum amount payment equal to his base salary for six months and the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred and his options that were scheduled to vest within 12 months following such termination would accelerate and be fully exercisable upon such termination. The severance benefits described in the previous sentence are conditioned on Mr. Campo signing a release of claims.

James J. Dicso, our Senior Vice President, Enterprise Sales and Services, and we have entered into a letter agreement, dated as of November 3, 2004, that confirmed the terms and conditions of Mr. Dicso’s employment. Pursuant to the agreement, Mr. Dicso was entitled to receive an annual base salary of $200,000 plus incentive compensation based on LivePerson’s revenue performance in 2005. Effective February 2008, Mr. Dicso became our Senior vice President of Enterprise Sales and Services and his base salary was adjusted to $250,000, and target incentive compensation of $150,000 was established for 2008 based on revenue performance and other factors. If Mr. Dicso is terminated without cause, he is entitled to receive his base salary for three months following such termination. If there is a change of control of the Company and Mr. Dicso is terminated without cause, in addition to receiving his base salary for three months following such termination, his options that were scheduled to vest within 12 months following such termination would accelerate and be fully exercisable upon such termination.

Kevin T. Kohn, our Executive Vice President, Marketing, and we have entered into a letter agreement, dated as of August 31, 2004, that confirmed the terms and conditions of Mr. Kohn’s employment. Pursuant to the agreement, Mr. Kohn was entitled to receive an annual base salary of $200,000 and to participate in LivePerson’s bonus plan under terms comparable to other LivePerson employees of a similar role and responsibility. Effective April 2008, Mr. Kohn’s annual salary was adjusted to $220,500, and target incentive compensation of $70,000 was established for 2008. If Mr. Kohn is terminated without cause after this period, he is entitled to receive his then-current base salary for three months following such termination.

Potential Payments Upon Termination or Change-in-Control

The following describes and quantifies additional compensation that would have become payable to certain of our executives in connection with an involuntary termination of their employment or a change in control of LivePerson on December 31, 2007 as described under “Employment Agreements for our Named Executive Officers.” Where applicable, the amounts payable assume a $5.34 fair value of our Common Stock (the closing price on December 31, 2007).

Executive Officer	Reason for Termination	Cash Severance ($)	Accelerated Vesting of Options ($)	Benefits ($)	Other ($)
Robert P. LoCascio	Without cause or for good reason	430,000(1)	—	—	—
Timothy E. Bixby	Without cause or due to a constructive discharge	275,000(2)	90,750(3)	3,729(4)	—
	Following a change in control, without cause or due to a constructive discharge	430,000(5)	181,500(6)	3,729 (4)	—
Eli Campo	Voluntarily resigned with the requisite notice	55,699(7)	—(8)	—	18,114(9)
	Without cause or constructively terminated	154,361(10)	—(8)	—	18,114(9)
James J. Dicso	Without cause	52,500(11)	—	—	—
	Following a change in control, without cause	52,500(11)	191,275(12)	—	—
Kevin T. Kohn	Without cause	52,500(13)	—	—	—

(1) Represents Mr. LoCascio’s annual base salary as of December 31, 2007 and Fiscal Year 2007 bonus as of December 31, 2007
(2) Represents Mr. Bixby’s annual base salary as of December 31, 2007
(3) Represents the closing price of our common stock on December 31, 2007 less the exercise price multiplied by the number of shares underlying the options subject to continued vesting for 12 months
(4) Represents continued healthcare coverage for one year
(5) Represents Mr. Bixby’s annual base salary as of December 31, 2007 and Fiscal Year 2007 bonus as of December 31, 2007
(6) Represents the closing price of our common stock on December 31, 2007 less the exercise price multiplied by the number of shares underlying all unvested options
(7) Represents Mr. Campo’s Fiscal Year 2007 bonus as of December 31, 2007
(8) Exercise price of the options was greater than the closing price of our common stock on December 31, 2007
(9) Represents funds held by us for executive insurance and the Advance Study Fund
(10) Represents Mr. Campo’s base salary as of December 31, 2007 for six months and Fiscal Year 2007 bonus as of December 31, 2007
(11) Represents Mr. Dicso’s base salary as of December 31, 2007 for three months
(12) Represents the fair market value of our common stock on December 31, 2007 less the exercise price multiplied by the number of shares underlying the options subject to continued vesting for 12 months
(13) Represents Mr. Kohn’s base salary as of December 31, 2007 for three months

Grants of Plan-Based Awards in 2007 Fiscal Year

The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2007, including performance-based awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards(5)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert P. LoCascio	—	—	175,000	(1)	—	—	—	—	—	—		—	—
	1/30/07	—	—		—	—	—	—	—	55,000		5.90	196,609
Timothy E. Bixby	—	—	175,000	(1)	—	—	—	—	—	—		—	—
	1/30/07	—	—		—	—	—	—	—	55,000		5.90	196,609
Eli Campo	—	—	52,825	(2)	—	—	—	—	—	—		—	—
	2/21/07	—	—		—	—	—	—	—	300,000	(4)	6.04	214,482
James J. Dicso	—	—	150,000	(3)	—	—	—	—	—	—		—	—
	1/30/07	—	—		—	—	—	—	—	60,000		5.90	125,115
Kevin T. Kohn	—	—	70,000	(2)	—	—	—	—	—	—		—	—
	1/30/07	—	—		—	—	—	—	—	35,000		5.90	1,097,880

(1)
Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for these Executives. There were no threshold bonus opportunities. The target amount could be exceeded based on applicable metrics and other factors. Awards are based on Company performance as measured by a combination of revenue, EBITDA, as defined, the achievement of strategic objectives and other metrics and components defined by the Compensation Committee. Actual incentives earned in 2007 and paid in 2008 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(2)
Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for these Executives. There were no threshold bonus opportunities. The target amount could be exceeded based on performance metrics. Awards are based on achievement of individual performance objectives, Company performance as measured by EBITDA, as defined, and the achievement of strategic objectives. The actual incentives earned in 2007 and paid in 2008 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(3)
Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for this Executive. The target amount could be exceeded based on performance metrics. Awards are based on Company performance as measured primarily by revenue along with other company performance metrics. Actual incentives earned in 2007 and paid in 2008 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(4)	This option grant was a one-time grant made to Mr. Campo pursuant to his letter agreement in connection with the commencement of his employment with us.

(5)	The exercise price is the grant date closing market price per share.

Outstanding Equity Awards at End of 2007 Fiscal Year

The following table set forth information concerning unexercised stock options outstanding for each of the Named Executive Officers as of the end of the 2007 Fiscal Year. We have not granted any restricted stock or made any other stock awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. LoCascio	125,000	125,000	—	2.92	1/27/2015	—	—	—	—
	—	55,000	—	5.90	1/30/2017	—	—	—	—
Timothy E. Bixby	202,500	—	—	0.67	6/23/2009	—	—	—	—
	97,500	—	—	2.00	10/25/2009	—	—	—	—
	75,000	—	—	3.33	1/28/2010	—	—	—	—
	225,000	—	—	1.94	10/20/2010	—	—	—	—
	70,000	—	—	0.35	4/19/2011	—	—	—	—
	124,500	—	—	0.29	11/9/2011	—	—	—	—
	275,000	—	—	0.72	12/12/2012	—	—	—	—
	72,500	72,500	—	2.92	1/27/2015	—	—	—	—
	—	55,000	—	5.90	1/30/2017	—	—	—	—
Eli Campo	—	300,000	—	6.04	2/21/2017	—	—	—	—
James J. Dicso	87,500	32,500	—	1.97	11/16/2014	—	—	—	—
	75,000	75,000	—	3.16	7/22/2015	—	—	—	—
	—	60,000	—	5.90	1/30/2017	—	—	—	—
Kevin T. Kohn	133,000	70,000	—	1.97	11/16/2014	—	—	—	—
	—	35,000	—	5.90	1/30/2017	—	—	—	—

Option Exercises and Stock Vested in 2007 Fiscal Year

The following table sets forth information concerning the number of shares acquired and the value realized by the named executive officers as a result of stock option exercises and restricted stock vesting in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert P. LoCascio	—	—	—	—
Timothy E. Bixby	80,000	466,914	—	—
Eli Campo	—	—	—	—
James J. Dicso	30,000	123,189	—	—
Kevin T. Kohn	47,000	187,605	—	—

(1)	Value realized on exercise is based on the market price of our Common Stock at the time of exercise less the exercise price, multiplied by the number of shares underlying the exercised options.

Compensation of Directors in 2007 Fiscal Year

The following table sets forth information concerning the compensation of our non-employee directors in the 2007 Fiscal Year.

Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven Berns	12,500	—	47,995	—	—	—	60,495
Emmanuel Gill	— (3)	—	47,995	—	—	—	47,995
Kevin C. Lavan	12,500	—	47,995	—	—	—	60,495
William G. Wesemann	11,000	—	47,995	—	—	—	58,995

(1)
This column represents the charges recognized for financial statement reporting purposes with respect to the 2007 Fiscal Year for the fair value of stock options granted to each non-employee director in the 2007 Fiscal Year and in prior fiscal years and allocated to service provided by the non-employee director in the 2007 Fiscal Year, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1(l) of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2007 Fiscal Year, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

(2)
At December 31, 2007, the number of shares underlying unexercised stock options were: Mr. Berns, 30,000; Mr. Gill, 35,000; Mr. Lavan, 45,000; and Mr. Wesemann, 75,000. All of these stock options were exercisable at December 31, 2007, but those options granted in 2007 are subject to repurchase by the Company if the director ceases service before the vesting date (June 12, 2008, the first anniversary of the grant date). Each non-employee director was granted an option to purchase 10,000 shares of our Common Stock on June 12, 2007, the date of our 2007 annual meeting of stockholders, with a grant date fair value of $39,156.  Each non-employee director was also granted an additional option to purchase 5,000 shares of our Common Stock on July 31, 2007, with a grant date fair value of $15,430. These options were immediately exercisable and are subject to repurchase by the Company if the director ceases service before the vesting dates (June 12, 2008 and July 31, 2008, respectively, the first anniversary of the grant dates).

(3)	Mr. Gill waived his annual stipend and attendance payments for his services as a director in 2007.

Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees receive an annual cash stipend of $10,000 and a cash payment of $500 for attendance in person or by telephone at each meeting of the Board of Directors or committees of the Board of Directors, and they are reimbursed for reasonable travel expenses and other reasonable out-of-pocket costs incurred in connection with attendance at meetings. Non-employee directors are granted options to purchase 35,000 shares of our Common Stock upon their election to the Board of Directors. In addition, non-employee directors are granted options to purchase 10,000 shares of our Common Stock on the date of each annual meeting of stockholders. These non-employee director option grants are made under our Amended and Restated 2000 Stock Incentive Plan, as amended as of April 21, 2005.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the 2007 Fiscal Year were Mr. Berns (Chair), Mr. Gill and Mr. Wesemann.

During the 2007 Fiscal Year:

• none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

• none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

• none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

• none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

• none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

Certain Relationships and Related Transactions

On an ongoing basis, the Audit Committee is required by its charter to review all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Membership and Role of the Audit Committee

The Audit Committee consists of the following members of the Company’s Board of Directors: Steven Berns, Emmanuel Gill and Kevin C. Lavan (Chair). Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Lavan satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is an “audit committee financial expert” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The Audit Committee charter is available in the “Company—About Us—Investor Relations” section of our web site.

Review of the Company’s Audited Consolidated Financial Statements for the 2007 Fiscal Year

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2007 Fiscal Year with the Company’s management. The Audit Committee has separately discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm for the 2007 Fiscal Year, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and the Audit Committee has discussed with BDO Seidman, LLP the independence of that firm from the Company.

Conclusion

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2007 Fiscal Year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:
Steven Berns
Emmanuel Gill
Kevin C. Lavan (Chair)

PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of BDO Seidman, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.

Although stockholder ratification of the Audit Committee’s appointment of BDO Seidman, LLP is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative from BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to the Company for Services Rendered during the Fiscal Years Ended December 31, 2007 and 2006

BDO Seidman, LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2007 and 2006.

Audit Fees

An aggregate of $584,465 and $449,054 was billed by BDO Seidman, LLP for the fiscal years ended December 31, 2007 and 2006, respectively, for professional services rendered for the audits of the Company’s annual consolidated financial statements and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees

No fees were billed by BDO Seidman, LLP for the fiscal years ended December 31, 2007 and 2006 for assurance and related services that were reasonably related to the performance of the audits or review of the Company’s financial statements, and not reported under the heading “Audit Fees” above.

Tax Fees

No fees were billed by BDO Seidman, LLP for the fiscal years ended December 31, 2007 and 2006 for tax compliance, tax consulting and tax planning services.

All Other Fees

No fees were billed by BDO Seidman, LLP for the fiscal years ended December 31, 2007 and 2006 for services other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required to ratify the Audit Committee’s selection of BDO Seidman, LLP.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF BDO SEIDMAN, LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

ANNUAL REPORT AND HOUSEHOLDING

A copy of the Annual Report of the Company for the 2007 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement and you wish to receive an additional copy or copies of the Annual Report and the Proxy Statement, or if your household is receiving multiple copies of the Company’s Annual Reports or Proxy Statements and you wish to request that future deliveries be limited to a single copy, please send a written request to Timothy E. Bixby, President, Chief Financial Officer, at the Company’s principal executive offices located at 462 Seventh Avenue, 3rd Floor, New York, New York 10018.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 14, 2008. Stockholders may obtain a copy of this report, without charge, by writing to Timothy E. Bixby, President, Chief Financial Officer, at the Company’s principal executive offices located at 462 Seventh Avenue, 3rd Floor, New York, New York 10018.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

LIVEPERSON, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 10, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIVEPERSON, INC.

The undersigned stockholder of LivePerson, Inc. (the “Company”) revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 10, 2008 and the Proxy Statement, and appoints Robert P. LoCascio, Chief Executive Officer, and Timothy E. Bixby, Chief Financial Officer and President, and each of them, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Tuesday, June 10, 2008 at 10:00 a.m. Eastern Daylight time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

(CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

1. TO ELECT TWO CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM ENDING IN THE YEAR 2011 OR IN EACH CASE UNTIL THE DIRECTOR’S SUCCESSOR SHALL HAVE BEEN DULY ELECTED AND QUALIFIED;

NOMINEES:
STEVEN BERNS
TIMOTHY E. BIXBY

FOR ALL NOMINEES LISTED ABOVE (EXCEPT AS WRITTEN BELOW TO THE CONTRARY) ☐

_______________________________ Instruction: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided at left.

WITHHOLD AUTHORITY TO VOTE  ☐
FOR ALL NOMINEES LISTED ABOVE

2. TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE AND A VOTE FOR ALL OF THE LISTED PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE (INCLUDING NOT WITHHOLDING AUTHORITY TO VOTE FOR THE DIRECTOR NOMINEES), THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ABOVE AND FOR ALL OF THE LISTED PROPOSALS.

Signature (title, if any)	Signature, if held jointly	Date: ____________________

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

(JOINT OWNERS SHOULD EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS ON THE ENVELOPE IN WHICH THIS CARD WAS MAILED. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE SIGN UNDER FULL TITLE, CORPORATE OR ENTITY NAME).